Exhibit 10.21
Sales Contract

Seller:	Renewable Environmental Solutions, LLC Contract No. 0901 530 North Main Street Carthage, Missouri 64836

Customer:	Carlisle Power Transmission Products, Inc. 2601 West Battlefield Road P.O. Box 3258 Springfield, MO 65807

Effective Date:	This Agreement shall become effective on the first day following the completion of commissioning of the boiler system conversion; i.e., when the boiler is fully capable of continuously burning renewable fuel without interruption or undue operator attention.

Commodity:	Renewable Diesel Fuel.

Quantity:	Approximately 1.35 million gallons annually.

Contract Price:	1) During the period beginning on the Effective Date and continuing for one year: $0.59/MMBtu below the monthly delivered natural gas cost or the Monthly U.S. Residual Fuel Oil Retail Sales by All Sellers price, whichever is lower. (This price reflects a 23 cent per MMBtu discount for renewable fuel purchase and a 36 cent per MMBtu payment to Customer for repayment of conversion capital).

2) During the period beginning immediately after the expiration of one year from the Effective Date and continuing for one year: $0.57/MMBtu below the monthly delivered natural gas cost or the Monthly U.S. Residual Fuel Oil Retail Sales by All Sellers price, whichever is lower. (This price reflects a 21 cent per MMBtu discount for renewable fuel purchase and a 36 cent per MMBtu payment to Customer for repayment of conversion capital).

Pricing Basis:	Customer’s invoice for natural gas delivered to Customer’s Facility, including all applicable taxes and fees, if any or the Monthly U.S. Residual Fuel Oil Retail Sales by All Sellers price, whichever is lower.

Pricing Method & Adjustment:	Each delivered load will be invoiced at the Contract Price based on the lower of the Customer’s invoice price for natural gas for the prior month or the Monthly U.S. Residual Fuel Oil Retail Sales by All Sellers price. Each quarter, all purchases for the period will be adjusted to “true-up” for the actual natural gas cost for the period or the Monthly U.S. Residual Fuel Oil Retail Sales by All Sellers price, whichever is lower.

Payment Terms:	Net 45 days for all Delivery Invoices. True-up invoice amounts to be either added or deducted from the next applicable Delivery Invoice amount.

Delivery Terms:	Delivered to Customer’s Facility in accordance with delivery schedule to be provided by Customer.

RES Representative	/s/ Dan F. Decker, EVP, CWT	Date	2-6-09

Accepted by Customer	/s/ Mark Phillips	Date	2-6-09

Sales Contract Terms and Conditions
Contract No. 0901
Product.
Renewable Diesel Fuel supplied under this contract shall have the following specifications:

Minimum BTU/Gallon	124,000
Maximum Wt. Percent Sulfur	0.3
Term and Termination.
This Sales Contract commences on the Effective Date and shall continue for a period of two (2) years, subject to earlier termination as set forth below (the “Term”).
1.	Either Party may terminate this Sales Contract at any time without cause by giving the other Party at least ninety (90) business days’ prior written notice.
2.	Either Party may terminate this Sales Contract upon the other Party’s Default, as defined below, by giving written notice thereof to the defaulting party. Except as otherwise specifically provided herein, termination of this Sales Contract shall not relieve the parties of any obligation accruing hereunder prior to such termination. The term “Default” shall mean any of the following:
a.	Failure to comply with or to perform any provision or condition of this Sales Contract for five (5) business days after written notice to cure thereof; or
b.	Insolvency, inability to pay debts as they mature or being the subject of a petition in bankruptcy, insolvency or similar laws; or making an assignment for the benefit of creditors; or being named in, or having property which is subject to a suit for appointment of a receiver; or dissolution or liquidation; or
c.	Any warranty made in this Sales Contract is breached, false, or misleading in any material respect.
Boiler & Tank Upgrade Agreement
Attached hereto as Exhibit 1, Boiler & Tank Upgrade Agreement, is hereby made a part of this Agreement and shall be subject to the terms and conditions hereof.
Limitation of Liability.
In no event shall Seller be liable for consequential or punitive damages arising from this Sales Contract.

Sales Contract Terms and Conditions — Cont’d.
Contract No. 0901
Force Majeure.
Neither party shall be liable to the other party for any loss, delay or failure to perform resulting directly or indirectly from acts of God, war or terrorism, governmental acts or omissions, disease, illness, outbreak or plague, supply shortage, fires, floods, riots, strikes or other circumstances beyond either party’s reasonable control. In the event of a force majeure occurrence, the disabled party shall make all reasonable efforts to remove such disability within 30 days of giving notice of such disability. During such period, the non-disabled party may seek to have its needs, which would otherwise be met hereunder, met by others without liability to the disabled party hereunder. If the disability continues for more than 10 days after the cessation of the reason for such disability, either party shall have the right to terminate this Sales Contract without cause as set forth in the Section entitled Term and Termination.
Choice of Law: Venue.
This Sales Contract, including any dispute or claim hereunder, shall be governed and construed in accordance with the laws of the State of Missouri without reference to the choice of law provisions of any state. Further, the parties agree that any and all actions or proceedings arising from or relating to this Sales Contract shall be brought in the Circuit Court for the County of Jasper, Missouri, or the United States District Court for the Western District of Missouri, and hereby consent to personal jurisdiction of such courts for any such action or proceeding.
Green Premiums or Credits.
It is believed that there are Green Premiums or Credits (“Premiums or Credits”) available for renewable fuel oil. Customer agrees to and shall work with Seller to monetize any Premiums or Credits and agrees to and shall remit to Seller within thirty (30) days of receipt the sum equal to fifty (50) percent of all Premiums or Credits received. Without specific approval by the Customer, this provision shall not obligate the Customer to any administrative or legal tasks or fees.

Boiler & Tank Upgrade Agreement
Exhibit 1 to Contract No. 0901
     This Boiler and Tank Upgrade Agreement (this “Agreement”) is made effective as of the 4th day of February 2009 (the “Effective Date”), by and between Renewable Environmental Solutions, LLC, with offices at 530 North Main Street, Carthage, Missouri 64836 (“RES”) and Carlisle Power Transmission, Inc., at 2601 West Battlefield Road, Springfield, Missouri 65807 (“Customer”).
     WHEREAS, RES has entered into a sales contract (the “Sales Contract”) to supply Renewable Diesel Fuel to the Customer, and
     WHEREAS, Customer has agreed, at Customer’s sole cost, to upgrade existing boiler and tank facilities, so as to be able to use Renewable Diesel Fuel, and
     WHEREAS, Customer wishes to protect the investment in the Boiler & Tank Upgrade (“Upgrade Costs”) in case of termination of the sales contract by RES during the Term of the Sales Contract,
     NOW, THEREFORE, in consideration of Customer agreeing to upgrade boiler and tank facilities at Customer’s sole cost and to purchase Renewable Diesel Fuel, RES agrees that in the event of termination of the Sales Contract by RES during the Term of the Sales Contract, either in accordance with Section 1 of the Terms and Conditions of the Sales Contract or by Default as defined in Section 2 of the Terms and Conditions of the Sales Contract, RES will repay to the Customer a prorated portion of the Upgrade Cost, equal to the Upgrade Cost divided by twenty-four (24) and the result thereof then being multiplied by the number of months remaining of the Term of the Contract at time of termination. For the purpose of execution of this Agreement, the Upgrade Costs shall be deemed to be $120,000. In the event that the actual Upgrade Costs shall exceed $120,000, this provision shall be adjusted to the amount of the actual costs incurred by customer upon detailed presentation of the actual costs incurred and the discount for repayment of capital conversion costs as specified in the sales contract shall be adjusted accordingly. The parties agree to use their best efforts to minimize the Upgrade Costs.
Agreed and Accepted By:

-s- Dan F. Decker, EVP-CWT	2-6-09	-s- Mark Phillips	2-6-09

RES Representative	Date	Customer Representative	Date